EXHIBIT 21.01

SOUTHERN CALIFORNIA GAS COMPANY
Schedule of Subsidiaries at December 31, 2000


Subsidiary                            State of Incorporation
----------                            ----------------------

Ecotrans OEM Corporation                California

Southern California Gas Tower           California